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                                                                      EXHIBIT 99


                                                      CHK CONTACT: MARC ROWLAND,
                                                         CHIEF FINANCIAL OFFICER
                                                                  (405) 879-9232

FOR IMMEDIATE RELEASE                                 GOTHIC CONTACT: STEVE ENSZ
JUNE 30, 2000                                            CHIEF FINANCIAL OFFICER
                                                                  (918) 477-8010


                 CHESAPEAKE ENERGY CORPORATION REACHES AGREEMENT
                      TO ACQUIRE GOTHIC ENERGY CORPORATION

            TRANSACTION TO BE SIGNIFICANTLY ACCRETIVE TO CHESAPEAKE'S
                  EBITDA, CASH FLOW AND EARNINGS UPON CLOSING;
                      310 BCFE ACQUIRED FOR $1.05 PER MCFE

          CREATES 10TH LARGEST INDEPENDENT NATURAL GAS PRODUCER IN U.S.


OKLAHOMA CITY and TULSA, OKLAHOMA, JUNE 30, 2000 - Chesapeake Energy Corporation (NYSE: CHK) and Gothic Energy Corporation (OTCBB: GOTH) have today jointly announced that Chesapeake has agreed to acquire Gothic Energy Corporation's common stock in exchange for 4.0 million shares of Chesapeake's common stock. Upon close of the transaction, Gothic's shareholders will own approximately 2.7% of Chesapeake's common stock. In addition, Chesapeake has recently purchased in a series of private transactions 96% of Gothic's $104 million of 14.125% Senior Discount Notes for consideration of $77 million, comprised of $22 million in cash and $55 million in Chesapeake common stock (approximately 7.8 million shares at Chesapeake's current stock price).

Including Gothic's $235 million of Senior Secured Notes, the total acquisition cost to Chesapeake will be approximately $345 million. This values Gothic's 310 billion cubic of natural gas equivalent (bcfe) of proved reserves at $1.05 per mcfe after allocation of $20 million of the purchase price to Gothic's leasehold inventory, 3-D seismic inventory, lease operating telemetry system and other assets. Gothic's proved reserves are 96% natural gas, 78% proved developed, have an average lifting cost of less than $0.20 per mcfe, are located exclusively in Chesapeake's core Mid-Continent operating area and are unhedged after October 2000. Based on current production rates of 80,000


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thousand cubic feet of natural gas equivalent (mcfe) per day (or 30 bcfe per year), Gothic has an 11 year reserves-to-production index.

The transaction will increase Chesapeake's current proved reserves by 25% to approximately 1,600 bcfe and its current daily production by 22% to 450,000 mcfe. Chesapeake also expects to realize $10 million per year of administrative and operational efficiencies and $15 million in non-cash interest savings by retiring Gothic's $104 million of 14.125% Senior Discount Notes.

                               MANAGEMENT COMMENTS

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer commented, "We are very pleased to announce this agreement to acquire Gothic Energy Corporation. This acquisition fits perfectly with Chesapeake's business strategy of creating value by acquiring and developing low-cost, long-lived natural gas assets onshore in North America, with a principal focus in the Mid-Continent, while at the same time steadily improving our balance sheet. Predominantly all of Gothic's assets were once owned by Amoco Corporation and are among the highest quality gas assets in the U.S. These properties are characterized by very low operating costs, long reserve lives, abundant upside opportunities and are 96% natural gas.

The transaction will be accretive to Chesapeake, increasing projected 2001 ebitda by 24%, projected 2001 cash flow by 23% and projected 2001 net income by 23%. Considering other announced transactions in the industry, we believe Chesapeake will now be the 10th largest independent producer of natural gas in the U.S. In addition, including the impact of this transaction, projected excess cash flow and the retirement of $170 million of Chesapeake's outstanding preferred stock (including accrued dividends) to date, we anticipate 400 bcfe of proved reserves additions during the year with no net increase in fixed obligations. This will result in a significant de-leveraging of our balance sheet. Given projected natural gas prices, further balance sheet improvement should occur in 2001 as we continue to grow our asset base and reduce our liabilities."

Michael K. Paulk, Gothic's Chief Executive Officer, commented, "We are also very pleased to enter into this transaction. It is obvious that an acquisition of our assets by Chesapeake made sense strategically, operationally and financially. The acquisition will result in a significant premium for our shareholders, will enable our bondholders to realize a full return on their investment and helps solidify Chesapeake's position as one of the top three producers of natural gas in the Mid-Continent. Chesapeake's asset base completely overlaps Gothic's and there will be substantial operational and exploration efficiencies resulting from this combination. In addition, Chesapeake will now be the largest owner in two of Oklahoma's most prolific gas fields, Watonga-Chickasha and Cement, and together with its existing large ownership position in Bradley, the Golden Trend and Knox, Chesapeake will have built the premier exploration platform in the Mid-Continent.


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Gothic's previously announced plan of restructuring, which contemplated the redemption of Chesapeake's holdings of Gothic's preferred and common stock for oil and gas properties and other considerations, the exchange of the $104 million Senior Discount Note issue for 94% of Gothic's equity and an equity rights offering of $15 million, has been terminated in anticipation of this transaction."

                              TERMS AND CONDITIONS

Although the agreement to purchase Gothic is subject to the completion of definitive documentation, normal regulatory approvals and a Gothic shareholder vote, both Boards of Directors have unanimously approved the transaction. Gothic plans to hold a special shareholders' meeting as soon as possible following completion of the SEC's review of the S-4 proxy statement, which Chesapeake anticipates filing in the next few weeks. Completion of the transaction is expected by year-end 2000.

Gothic presently has 18.6 million common shares outstanding, plus employee and director options of 4.4 million shares. Of the outstanding shares, Chesapeake owns 2.4 million shares and will not participate in the exchange for the 4.0 million Chesapeake common shares to be received by Gothic's other shareholders. Gothic's management and directors have agreed to vote in favor of the agreement.

Chesapeake will record the transaction using purchase accounting. In addition, Gothic has agreed to provide Chesapeake with a $10 million break-up fee in the event the transaction is not completed. Bear, Stearns & Co. Inc. advised Chesapeake and CIBC World Markets advised Gothic.

                           CONFERENCE CALL INFORMATION

Chesapeake's management invites your participation in a conference call next Wednesday morning, July 5 at 9:00 am EDT. You may participate by dialing 913-981-5519. You may also participate over the Internet by visiting our home page at chkenergy.com and clicking on the link under Shareholder Information or by going directly to Vcall.com. In addition, a replay of the call will be available by dialing 719-457-0820 through July 12 at 4:00 pm EDT. The passcode for the replay is 532606.


The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 1999 and the report filed on Form 10-Q for the quarter ended March 31, 2000..

Chesapeake Energy Corporation is one of the largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on developmental drilling and property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.


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